 FORM 4                                                                                                         OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C., 20549                                OMB Number 3235-0287
    subject to Section 16. Form                                                                           Expires:December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated Average burden
    continue. See Instruction 1(b).                                                                       Hours per response:..0.5

                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)         Holding Company act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
   Person*                             |                                                   |   to Issuer (Check all applicable)
Lufthansa Technik AG                   |   Hawker Pacific Aerospace                        |  _____ Director         __X__ 10% Owner
-------------------------------------------------------------------------------------------|  _____ Officer (give    _____ Other
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |          title below)         (Specify)
                                       |     Security Number     |     Month/Year          |
Weg beim Jager 193                     |     of Reporting        |  December, 2000         |7.Individual or Joint/Group Filing
---------------------------------------|     Person (Voluntary)  |-------------------------|             (Check applicable line)
               (Street)                |                         |  5. If Amendment,       |  __X__ Form filed by One Reporting
      Hamburg, Germany D-22334         | EIN 11-342-2119         |     Date of Original    |        Person
                                       |                         |     (Month/Year)        |  _____ Form filed by More than One
                                       |                         |                         |        Reporting Person
                                       |                         |                         |
                                       |                         |                         |
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |
                                       |      TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                       |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction|  4.Securities Acquired    | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code       |    (A) or Disposed of (D) | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8) |    (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |              |                           | Owned at End| Direct  | Bene-
                                       |               |              |---------------------------| of Month    | (D) or  | ficial
                                       |               |              |  Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |              |         |  or  |          |   and 4)    | (I)     | ship
                                       |               |              |         | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
Common Stock                           | 12/22/2000    | C            |1,106,982|A     |0         | 3,505,881   | D       |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
Common Stock                           |               |              |         |      |          | 196,342     | I       | (1)
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
Common Stock                           | 12/29/2000    | C(2)         |57,404   |A     |0         | 3,505,881   | D       |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
---------------------------------------|---------------|--------------|---------|------|----------|-------------|---------|---------
                                       |               |              |         |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one reporting person see Instruction 4(b)(v).                                             (Over)
                                                                                                                     SEC 1474 (7-96)


-------------

(1) By Shareholders Rights Agreement between Hawker Pacific Aerospace, Listed Shareholders, and Lufthansa Technik AG, dated September 20, 2000.

(2) These shares represent an accrued and unpaid dividend which became payable on the 12/22/2000 conversion. The shares were issued on 12/29/2000.

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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Trans-      | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Action      | Derivative   | cisable and      | of Underlying
                               | Price of     | (Month/       |   Code        | Securities   | Expiration Date  | Securities
                               | Derivative   | Day/          |   (Instr. 8)  | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     | Year)         |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount Or
                               |              |               |               |  4 and 5)    | Exer-   | ation  |  Title | Number Of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
8% Series C Convertible        |              |               |       |       |      |       |         |        | Common |
Preferred Shares               | $2.71        | 12/22/2000    | C     |       |      |300    | N/A     | N/A    | Stock  | 1,106,982
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |09/19/  | Common |
Warrants                       | $4.25        | N/A           | N/A   |       |0     |0      | (2)     |2001    | Stock  | 2,500,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature or  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Securities    |    Ownership  |
              |   Owned at the |     Beneficially  |    (Instr. 4) |
              |   End of Month |     Owned at End  |               |
              |                |     of Month      |               |
              |                |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
0             |0               |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
$4.25         |2,500,000       | D                 |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
                               |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                          /s/ KNUT WISZNIEWSKI                     January 10, 2000
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manuaaly signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
Required to respond unless the form displays a currently valid OMB Number.                                          SEC 1474 (7-96)


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----------------

(2) The Warrants are only exercisable once approved by a majority of the shareholders of Hawker Pacific Aerospace.